Exhibit 99.1
Valentis, Inc.

Valentis, Inc.	BPC Financial Marketing
Joe Markey	John Baldissera
(650) 697-1900 x369	800-368-1217
markey@valentis.com

VALENTIS ANNOUNCES FISCAL 2005 FINANCIAL RESULTS

Burlingame, CA, September 26, 2005 - Valentis, Inc. (NASDAQ:VLTS) today announced fiscal 2005 financial results for the fourth quarter and fiscal year ended June 30, 2005.

Valentis reported a net loss for the year ended June 30, 2005 of $11.1 million, or $0.85 per basic and diluted share, on revenue of $2.2 million, compared to a net loss of $6.5 million, or $0.81 per basic and diluted share on revenue of $7.5 million for fiscal year ended June 30, 2004.

For the quarter ended June 30, 2005, Valentis recorded a net loss of $2.6 million, or $0.19 per basic and diluted share, on revenue of $557,000, compared to a net loss of $3.7 million, or $0.33 per basic and diluted share, on revenue of $40,000, for the quarter ended June 30, 2004.

On June 30, 2005, Valentis had $12.5 million in cash, cash equivalents and short-term investments compared to $11.3 million on March 31, 2005 and $20.5 million on June 30, 2004. The increase of $1.2 million and decrease of $8.0 million in cash, cash equivalents and short-term investments balances for the quarter and the year, respectively, reflect a $4.2 million financing completed in June 2005 offset by spending to fund the company’s operations.

Costs of contract research were $521,000 and $293,000 for the fiscal year and the fourth quarter ended June 30, 2005, respectively, which consisted of costs incurred for contract research on the manufacturing of biological materials for other companies. We did not perform such manufacturing services of biological materials for other companies during our fiscal year ended June 30, 2004.

Research and development expenses for the fiscal year ended June 30, 2005 decreased to $9.2 million, from $10.1 million for fiscal 2004. For the fourth quarter ended June 30, 2005, research and development expenses decreased to $2.1 million from $2.6 million in the corresponding period in fiscal 2004. The decreases were primarily attributable to decreased expenses for the Deltavasc™ PAD Phase IIa clinical trial, which completed the dosing of patients in June 2004 and resulted in a decline in clinical trial expenses, and were partially offset by expenses incurred for the commencement of the VLTS 934 Phase IIb clinical trial in March 2005.

General and administrative expenses for the fiscal year ended June 30, 2005, decreased to $3.8 million from $3.9 million in fiscal 2004. General and administrative expenses for the quarter ended June 30, 2004, decreased to $750,000 from $1.1 million in the corresponding period in fiscal 2004. The decreases were attributable primarily to lower depreciation and clinical support expenses in fiscal 2005, partially offset by expenses recorded in the first quarter of fiscal 2005 for the issuance of warrants to non-employees for services provided to Valentis.

Liquidity

Valentis has received a report from our independent auditors regarding our consolidated financial statements for the fiscal year ended June 30, 2005 that includes an explanatory paragraph stating that the

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financial statements have been prepared assuming Valentis will continue as a going concern. The explanatory paragraph states the following conditions, which raise substantial doubt about our ability to continue as a going concern: (i) we have incurred losses since inception, including a net loss of $11.1 million for the year ended June 30, 2005, and our accumulated deficit was $224.6 million at June 30, 2005 and (ii) we anticipate requiring additional financial resources to enable us to fund our operations at least through June 30, 2006.

About Valentis

Valentis is a biotechnology company engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque which obstructs blood flow. VLTS-934, the company’s lead product, is an anti-inflammatory drug in Phase II testing. The company’s second product for PAD is the Del-1 angiogenic protein, a product which we believe promotes the formation of new blood vessels. Valentis has developed a series of technologies including gene delivery and expression technologies, and proprietary formulation and manufacturing technologies that allow the generation of novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to the timing and costs of clinical trials, uncertainties related to the results of clinical trials, our ability to obtain financing and additional capital, our ability to continue to as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial, including Valentis’ Phase IIb VLTS 934 trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1. Business — Additional Factors That May Affect Future Results, and elsewhere in the Valentis Annual Report on Form 10-K for the period ended June 30, 2005, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Valentis, Inc.

Selected Consolidated Financial Data

Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Year ended June 30,
	(unaudited)
	2005	2004	2005	2004
License and milestone revenue	$276	$—	$1,640	$7,284
Contract research revenue	281	—	476	—
Other revenue	—	40	61	194
Total revenue	557	40	2,177	7,478
Costs and operating expenses:
Cost of contract research	293	—	521	—
Research and development	2,138	2,635	9,169	10,054
General and administrative	748	1,123	3,763	3,912
Total operating expenses	3,179	3,758	13,453	13,966
Loss from operations	(2,622)	(3,718)	(11,276)	(6,488)

Interest income	65	35	285	90
Other income and expense, net	(34)	14	(92)	(86)
Net loss	$(2,591)	$(3,669)	$(11,083)	$(6,484)

Basic and diluted net loss per share	$(0.19)	$(0.33)	$(0.85)	$(0.81)
Shares used in computing basic and diluted net loss per common share	13,260	10,998	13,028	8,024

Condensed Balance Sheets

(in thousands)

	June 30, 2005	June 30, 2004
Assets
Cash, cash equivalents and short-term investments	$12,513	$20,450
Other current assets	694	456
Total current assets	13,207	20,906
Property and equipment, net	39	79
Goodwill and other assets	906	906
	$14,152	$21,891
Liabilities and stockholders’ equity
Accounts payable and accruals	$2,583	$3,901
Deferred revenue	—	100
Common stock	236,206	231,444
Accumulated deficit	(224,637)	(213,554)
	$14,152	$21,891

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